Exhibit 1.1

CHINA UNICOM LIMITED    (Stock Code: 762)

(Incorporated in Hong Kong with limited liability under the Hong Kong Companies Ordinance)

NOTICE OF THE EXTRAORDINARY GENERAL MEETING

NOTICE IS HEREBY GIVEN that an Extraordinary General Meeting of the members of China Unicom Limited (the “Company”) will be held at Harcourt Room, Basement, Conrad Hotel, Pacific Place, 88 Queensway, Hong Kong on 23 December 2004 at 2:30 p.m., for the purposes of considering and, if thought fit, passing, with or without modifications, the following resolution as an Ordinary Resolution:

ORDINARY RESOLUTION

“THAT:

(a)                  the terms of the Continuing Connected Transactions (as defined in the Circular to be issued by the Company on 1 December 2004 to its shareholders (the “Circular”)) (including those terms as supplemented or amended) be and are hereby generally and unconditionally approved (a copy of each of the Continuing Connected Transactions Agreements (as defined in the Circular) has been tabled at the meeting, initialled by the chairman of this meeting and for the purpose of identification marked “A”);

(b)                 the caps for the financial year ending 31 December 2005 on the relevant Continuing Connected Transactions (including no caps on the Interconnection and Roaming Arrangements of the CDMA Network for the financial year ending 31 December 2005) set out in the Circular be and are hereby generally and unconditionally approved; and

(c)                  the directors of the Company be and are hereby authorised to do all such further acts and things and execute such further documents and take all such steps which in their opinion may be necessary, desirable or expedient to implement and /or give effect to the terms of the Continuing Connected Transactions.”

As at the date of this announcement, the Board comprises of:

Executive Directors:	Shang Bing, Tong Jilu, Zhao Le, Lo Wing Yan, William and Ye Fengping

Non-executive Director:	Liu Yunjie

Independent Non-executive Directors:	Wu Jinglian, Shan Weijian, Craig O. McCaw (Alternate Director to Craig O. McCaw: C. James Judson) and Cheung Wing Lam, Linus

By Order of the Board Yee Foo Hei Company Secretary

Hong Kong, 30 November 2004

Notes:

1.                       A member entitled to attend and vote at the Extraordinary General Meeting is entitled to appoint one or more (not exceeding two) proxies to attend and, on a poll, vote on his behalf. A proxy need not be a member of the Company.

2.                       In order to be valid, a form of proxy together with any power of attorney or other authority, if any, under which it is signed, or a notarially certified copy of such power or authority, must be deposited at the Company’s registered office at 75th Floor, The Center, 99 Queen’s Road Central, Hong Kong, not less than 48 hours before the time appointed for holding the Extraordinary General Meeting or at any adjournment thereof. Completion and return of the form of proxy will not preclude you from attending and voting in person at the meeting or at any adjourned meeting should you so wish.

3.                       In accordance with the Hong Kong Listing Rules, China Unicom (BVI) Limited, the controlling shareholder of the Company, and its respective Associates who are Shareholders will abstain from voting on the resolutions to approve the terms of the Continuing Connected Transactions (including those terms as supplemented or amended) and the caps for the financial year ending 31 December 2005 on the relevant Continuing Connected Transactions (including no caps on the Interconnection and Roaming Arrangements of the CDMA Network for the financial year ending 31 December 2005). The votes to be taken at the Extraordinary General Meeting will be taken by poll, the results of which will be announced after the Extraordinary General Meeting.